FORM OF
THE GLENMEDE FUND, INC.
ARTICLES SUPPLEMENTARY
     THE GLENMEDE FUND, INC., a Maryland corporation having its principal office in Baltimore City, Maryland (the “Glenmede Fund”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:
     FIRST: In accordance with the requirements of Section 2-208 of the Maryland General Corporation Law, the Board of Directors of Glenmede Fund has reclassified Ten Million (10,000,000) shares of the Government Cash Portfolio and Ten Million (10,000,000) shares of the Tax-Exempt Cash Portfolio of the Glenmede Fund as Twenty Million (20,000,000) shares of the Secured Options Portfolio by unanimous consent dated                     :
     RESOLVED, that effective upon making any necessary filings with the Maryland Department of Assessments and Taxation, pursuant to the authority expressly given to the Board of Directors in Article Fifth of the Glenmede Fund’s Articles of Amendment and Restatement, the Board hereby reclassifies Ten Million (10,000,000) of the Glenmede Fund’s authorized but unissued shares of the Government Cash Portfolio and reclassifies Ten Million (10,000,000) of the Glenmede Fund’s authorized but unissued shares of the Tax-Exempt Cash Portfolio, with a par value of one-tenth of one cent ($.001) per share and an aggregate par value of Twenty Thousand Dollars ($20,000), as Twenty Million (20,000,000) shares of the Secured Options Portfolio;
     FURTHER RESOLVED, that each share of the Secured Options Portfolio as classified herein shall have all the rights and privileges as set forth in the Glenmede Fund’s Articles of Amendment and Restatement; and
     FURTHER RESOLVED, that the officers of the Glenmede Fund be, and each of them hereby is, authorized and empowered to execute, seal, deliver and file any and all documents, instruments, papers and writings, including but not limited to filing Articles Supplementary with the State Department of Assessments and Taxation of Maryland, and to do any and all other acts, including but not limited to changing the foregoing resolutions upon advice of the Glenmede Fund’s counsel prior to filing said Articles Supplementary, in the name of the Glenmede Fund and on its behalf, as may be necessary or desirable in connection with or in furtherance of the foregoing resolutions, such determination to be conclusively evidenced by said officer taking any such actions.
     SECOND: The shares of capital stock of Glenmede Fund have been reclassified pursuant to the resolutions set forth in Article First of these Articles Supplementary have been reclassified by the Glenmede Fund’s Board of Directors under the authority contained in the Glenmede Fund’s Articles of Amendment and Restatement.
     THIRD: These Articles Supplementary do not increase or decrease the authorized number of shares of the Glenmede Fund or the aggregate par value thereof. The total number of shares of capital stock that Glenmede Fund is presently authorized to issue remains Three Billion Five Hundred Million (3,500,000,000) shares of Common Stock, with a par value of one-tenth of one cent ($.001) per share and an aggregate par value of Three Million Five Hundred Thousand Dollars ($3,500,000), classified as follows:

Number of Shares of
Name of Class	Common Stock Allocated
Core Fixed Income Portfolio	60,000,000
Government Cash Portfolio	1,390,000,000
International Portfolio	115,000,000
Large Cap Growth Portfolio	20,000,000
Large Cap 100 Portfolio	20,000,000
Large Cap Value Portfolio	75,000,000
Long/Short Portfolio	20,000,000
Philadelphia International Fund -
Institutional Shares	70,000,000
Secured Options Portfolio	20,000,000
Small Cap Equity Portfolio –
Advisor Shares	100,000,000
Institutional Shares	35,000,000
Strategic Equity Portfolio	75,000,000
Tax-Exempt Cash Portfolio	1,390,000,000
Total Market Portfolio	20,000,000
U.S. Emerging Growth Portfolio	75,000,000
Unclassified	15,000,000

Total	3,500,000,000
     IN WITNESS WHEREOF, the Glenmede Fund, has caused these Articles Supplementary to be signed in its name and on its behalf as of this ___day of                      2010.

Attest:		THE GLENMEDE FUND, INC.

By:		By:
	Michael P. Malloy		Mary Ann B. Wirts
	Secretary		President